EXHIBIT 10.30

REGIONS FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

FOR FORMER DIRECTORS OF

AMSOUTH BANCORPORATION

Article I

History, Purpose, and Status of Deferred Compensation

1.1 History. The Plan was established, effective July 1 1986, by AmSouth Bancorporation prior to its merger with Regions Financial Corporation. The Plan was amended and restated in its entirety effective October 2, 1997 and named the Amended and Restated Deferred Compensation Plan for Directors of AmSouth Bancorporation. Following the Merger there were no further deferrals into the Plan. This amendment and restatement of the Plan is adopted November, 2008, but effective January 1, 2005, for the purpose of complying with § 409A of the Internal Revenue Code. The name of the plan is hereby changed to the Regions Financial Corporation Deferred Compensation Plan for Former Directors of AmSouth Bancorporation.

1.2 Purpose. The Plan provides a method of deferring payment to a Director of AmSouth and any participating subsidiaries of certain compensation to which such person would otherwise be entitled and provides for distribution of all sums so deferred with earnings thereon in the manner and at the time hereinafter set forth.

1.3 Any sums due under the Plan to or for the benefit of a Participant shall not be funded by Regions or any subsidiary thereof nor shall any asset of Regions or any subsidiary thereof be otherwise pledged for, subjected to legal or equitable lien or encumbrance to secure, or set aside for, the payment of any sums hereunder. Sums due hereunder shall be payable solely from the general assets of Regions.

1.4 The Plan is intended to comply with § 409A and any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent necessary, with § 409A or to qualify for an exemption from § 409A.

Article II

Effective Date; Manner of Participation

2.1 Effective Date. The Plan went into effect on July 1, 1986, which shall be referred to as the “Effective Date.” However, this amendment and restatement is effective on January 1, 2005.

2.2 Participation. A Director becomes a Participant in the Plan by delivering to the Administrator a duly executed election form in a form acceptable to the Administrator. For Directors who submit election forms prior to July 1, 1986, participation shall be effective July 1, 1986. For Directors who submit election forms on or after July 1, 1986, participation shall begin on the first day of the calendar quarter following receipt of the election form by the Administrator. For Directors who submit election forms on or after December 31, 2004, participation shall begin on the first day of the calendar year following receipt of the election form by the Administrator. Effective on January 1 of the year following the Merger, no further deferrals are permitted, provided however that any amounts previously deferred shall remain in the Plan until distributed in accordance with the Plan.

2.3 Termination of Participation. A Director may terminate participation in the Plan by delivering a signed written notice to that effect to the Administrator. Termination shall become effective as of the first day of the calendar year following the year in which the Administrator receives the notice. Termination of participation in the Plan shall not affect amounts previously deferred; said amounts shall continue to be deferred and shall be paid in accordance with the initial election form and the terms of the Plan.

2.4 Participation after Termination. In no event shall a Director who has terminated participation in the Plan be entitled again to participate in the Plan for a period of three years after the termination became effective. Such a Director may then again participate in the manner described in Section 2.2, provided, however, that the Director may not alter the payment options selected pursuant to Article V.

Article III

Deferred Compensation

3.1 Amounts Available for Deferral. A Director who is a Participant may choose to defer under the Plan:

(a) all or any specified portion of the retainer (if any) earned by him or her from AmSouth Bancorporation from time to time, or

(b) all (but not a portion of) meeting fees paid to him or her by AmSouth Bancorporation,

or both. The amount chosen from time to time by a Director to be deferred is referred to in this Plan as “Deferred Compensation.”

3.2 Manner of Specifying Amount. A Director shall, in the first election form submitted by him or her, specify the amount to be deferred within the limits set forth in Section 3.1.

3.3 Changing the Amount to be Deferred. A Director may, at any time, submit to the Administrator a new election form changing, within the limits specified in Section 3.1, the amounts to be deferred; provided that the specified changes shall become effective at the beginning of the calendar quarter next following receipt of said election form by the Administrator; and further provided that, effective January 1, 2005, the specified changes shall become effective at the beginning of the calendar year next following receipt of said election form by the Administrator.

Article IV

Deferred Compensation Accounts

4.1 Earnings on Deferred Compensation. The Administrator shall maintain on its books and records an accurate account of all Deferred Compensation in a separate Account for each Participant, which shall, with respect to deferrals made on and after January 1, 1998, be deemed to be invested in “deferred” shares of AmSouth Stock. Accounting for deferred shares may include fractions, but no fractional share of AmSouth Stock will be distributed to a Participant. When dividends are paid on AmSouth Stock an equivalent per share amount shall be deemed to be paid on shares of deferred stock (including any fractional share) credited to a Participant’s Account (“Deemed Dividends”). Deemed Dividends on deferred shares will be reinvested in additional deferred stock as of the relevant dividend payment date. The number of shares of deferred stock shall be determined based on the closing price of AmSouth Stock on the day the retainer and/or meeting fees would otherwise be paid to a Director or the day the dividend is payable on shares of AmSouth Stock, as applicable. Effective with the Merger, all references to AmSouth Stock above shall refer to the common stock of Regions converted at the rate determined by the Administrator to be equitable. All references to Regions Stock hereafter shall mean AmSouth Stock with respect to periods of time before the Merger, and all references to AmSouth Stock hereafter shall mean Regions Stock with respect to periods of time after the Merger.

4.2 Statements of Account. The Administrator shall prepare and distribute to each Participant a report reflecting the amounts in such Account once each calendar quarter.

4.3 Prior Deferred Compensation. With respect to deferrals made prior to January 1, 1998, each Participant who had an Account in the Plan was given the opportunity to make a one-time written election with respect to deferrals credited to such Participant’s Account prior to December 31, 1997 (“Prior Deferred Compensation”) to either (i) continue to have his or her Prior Deferred Compensation deemed to be invested in “phantom” shares of AmSouth Stock and receive at the appropriate time a cash payment of such deferrals, or (ii) have such Prior Deferred Compensation classified as deferred shares of AmSouth Stock based on the closing price of AmSouth Stock on December 31, 1997 and receive (at the appropriate time) payment for such Prior Deferred Compensation in shares of AmSouth Stock. If a Participant elected to have his or her Prior Deferred Compensation deemed to be converted into shares of AmSouth Stock, the provisions of Section 5. 1(b) shall be applicable to such Prior Deferred Compensation notwithstanding the Participant’s original deferral election. The provisions of Section 5.1(b) shall not apply with respect to any Prior Deferred Compensation unless such Prior Deferred Compensation was deemed to be converted into shares of AmSouth Stock and payable solely in shares of AmSouth Stock.

4.4 Adjustment of Accounts. In the event of any Regions Stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of Regions, corporate separation or division of Regions (including, but not limited to, a split-up, spin-off, split-off or distribution to Regions stockholders other than a normal cash dividend), sale by Regions of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Regions share offering or event involving Regions and having an effect similar to any of the foregoing, the Administrator shall adjust the number of shares of deferred Regions Stock credited to an Account, as the Administrator may determine is equitable, and any other characteristics or terms as the Administrator shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participant. Prior to the Merger this section shall apply to AmSouth and AmSouth Stock.

Article V

Payment of Deferred Compensation

5.1 Commencement of Payment. (a) In the first election form submitted by a Director to the Administrator, a Director may choose between the following times for payment of Benefits (which shall consist of all Deferred Compensation and all accumulated earnings thereon) to begin:

(i) on January 15 of the year following the year in which the Director retires from or his or her service or is otherwise terminated from the Board, or

(ii) on January 15 of the year in which the Director attains any age selected by him or her in said first election form. In the event that a Director selects this option (ii) and continues in service as a Director after the date payments are to commence under this option (ii) (the “first commencement date”), the Director may continue to defer compensation but must file a new election form with respect to any compensation to be deferred in the year of the first commencement date and all subsequent years. Such new election form must be filed no later than December 31 of the year prior to the first year under which deferrals will be made under the new election form.

The choice so made shall be final and binding on the Director and, except as otherwise provided herein, may not be changed on any subsequently submitted election form or otherwise. Payment shall commence on the date specified in accordance with this Section 5.1 or as soon as reasonably practicable (but in all cases within 30 days) thereafter.

(b) Notwithstanding the terms of any election form made by a Participant, Benefits shall be payable immediately in a single lump sum upon a Change in Control of Regions, unless the Plan is maintained on substantially the same terms following a Change in Control.

5.2 Period for Payment. In the first election form submitted by a Director to the Administrator, a Director may choose between the following time periods for payment of Deferred Compensation:

(a) in a lump sum on the January 15 specified in accordance with the provisions of Section 5.1, or

(b) in any specified number of annual installments commencing with the January 15 specified in accordance with the provisions of Section 5.1.

The following limitations shall apply to the administration of any election under this Subsection (b):

(i) each annual installment will be a minimum of 100 shares even if the minimum payment amount shortens the number of annual installments otherwise elected (for example, if the Benefits totaled 750 shares and the Director had elected to be paid in eight annual installments, the Director will receive six installments of 100 shares and a final seventh installment of 150 shares),

(ii) if at the time payment is due to commence, the amount of the Benefits is 500 shares or less, the entire amount shall be paid in a lump sum,

(iii) the provisions of Section 5.3 concerning death of the Director shall apply, and

(iv) if installment payments have begun at the time of a Change in Control of Regions, the remaining shares due to a Director shall be payable immediately in a single lump sum upon a Change in Control.

5.3 Effect of Death of a Participant. Despite any provision of the Plan or any election or other instruction of a Participant, all shares due to be distributed under the Plan shall be distributed to the beneficiary designated by the Participant (or, in the absence of a beneficiary, to the legal representative of a Participant) in a lump sum within 60 days of the death of the Participant.

5.4 Calculation of Installment Payments. When annual installments are due to commence under this Article V, the Administrator shall calculate the total amount of the Benefits as of December 31 of the previous year and divide said total by the number of annual installments elected by the Participant to derive the Participant’s Annual Payment amount. On each January 15 until said total is completely paid, the Administrator shall pay to the Participant the Annual Payment plus such number of additional deferred shares as are attributable to Deemed Dividends credited to the Participant’s Account since the immediately preceding installment payment to the Participant. In all cases, the limitations provided in Section 5.2(b) shall apply. The Annual Payment amount shall be adjusted if the number of shares in the Participant’s Account is adjusted pursuant to Section 4.4.

5.5 Form of Payment. All Deferred Compensation deferred on and after January 1, 1998 shall by payable only in the form of shares of AmSouth Stock which have been credited to the Participant’s Account. Prior Deferred Compensation shall be paid in the form specified in the Participant’s one-time written election described in Section 4.3. At the time the final payment is to be made to a Participant any fractional share remaining in such Participant’s Account shall be rounded up to the next highest whole number of shares.

5.6 409A Transition Election for 2008. Notwithstanding the above, any Participant who is a Director on October 29, 2008 may file an election (the “Transition Election”) with the Administrator to modify the time and form of payment of Benefits provided the requirements of this Section are met. The Transition Election must be filed with the Administrator no earlier than January 1, 2008 and no later than December 31, 2008. The Transition Election will not affect the time and form of payment with respect to any payment to be made before January 1, 2009. The Transition Election shall follow the time and forms permitted in Sections 5.1 and 5.2 and shall be subject to all the conditions to which such elections are subject, except as modified in this Section. The Transition Election must apply to all Benefits to be paid from the Plan. If a Participant who is eligible to do so does not file a valid Transition Election on or before December 31, 2008 with respect to the election in Section 5.2, the Participant will be deemed to have elected a lump sum under Section 5.2(a).

5.7 409A Provisions for Specified Employees. In the event that a Participant is a Specified Employee on the day that he or she would otherwise have payment of Benefits commence, and if such Participant’s Benefit commencement date is determined by reference to the Participant’s date of termination of service as a Director, no such payment to such Director shall be made before the 409A date. The “409A date” is the first day of the seventh month following the Director’s separation from service as defined in § 409A. Any payment that, but for this Section, would be made before the 409A date, shall be held by AmSouth or Regions, as the case may be, and shall be paid to the Director on, or within 30 days after, the 409A date. All subsequent payments shall be made at the time scheduled without regard to this Section.

Article VI

Miscellaneous

6.1 Other than the Participant, beneficiary or the legal representative of the Participant’s estate, no person, whether a creditor or assignee of such person or otherwise, shall have an interest in the Plan, or the Deferred Compensation or earnings thereon; and no person, including the Participant, beneficiary or the estate of a Participant, shall have the right to demand or be entitled to payment of any sums under the Plan prior to the time payments are due in strict accordance with the terms of the Plan nor to a form of payment not otherwise due strictly in accordance with the provisions of the Plan. In amplification but not in limitation of the foregoing, before a Participant, beneficiary or estate of a deceased Participant actually receives any payment of any sum hereunder, no such Participant, beneficiary or estate has the right to assign, pledge, grant a security interest in, transfer or otherwise dispose of any interest under the Plan.

6.2 No Director will acquire any rights or entitlement to continue as such or to any other office by or as a result or consequence, directly or indirectly, of the establishment or operation of the Plan.

6.3 Regions reserves the right, by action of the Board, to amend the Plan at any time; provided that no amendment shall affect or diminish any Participant’s right to Deferred Compensation prior to the date of such amendment and all earnings thereon. Notwithstanding the above, the officers of Regions may amend the Plan without prior consent of the Board solely for the following purposes and subject to the following limitations: (1) for the purpose of compliance with § 409A or any other applicable law or the avoidance of any penalty or excise tax (either to Regions or the Participants) provided such amendment does not increase the cost to the Company or impair the Participant’s right to receive benefits accrued under the Plan; (2) for purposes of efficiently managing the Plan provided that such amendment is purely administrative in nature and does not affect the cost of the Plan or the substantive rights of Participants; and (3) for any other purpose provided such amendment is later ratified by the Board.

Regions reserves the right, by action of the Board, to terminate the Plan as of any Date on or after the date of such Board action. In the event of such termination, there will be no further Participant deferrals and no further Company contributions to the Plan. Upon termination of the Plan, the Accounts under the Plan shall be paid to the Participants, provided that: (i) no such payment is made before the earlier of the date that is 12 months after the date of Plan termination or the date the payment would otherwise have been made; (ii) no such payment is made later than the date that is 24 months after the date of Plan termination; and (iii) all other requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) and (D) (as they may be amended, or such other regulation or ruling that replaces such sections) are met.

6.4 The Plan is governed by and construed in accordance with the laws of the State of Alabama.

6.5 If, and to the extent that, any provision of the election form submitted by a Director is inconsistent with any provision of the Plan, the Plan provision shall be final and binding.

6.6 The Plan and the obligation to pay Benefits in accordance with its terms shall be and remain the obligation of Regions and its successors by operation of law, merger, consolidation or other reorganization or purchase of all or substantially all of its assets.

Article VII

Definitions

Some of the terms used herein are defined in this Article; others are defined in context in the Plan.

“§ 409A” means Section 409A of the Internal Revenue Code and shall include any amendments thereto or successor provisions as well as any applicable current and future regulations, rulings, IRS notices and other binding legal authority interpreting or modifying the legal requirements under Section 409A.

“Account” means the bookkeeping account maintained by Regions for purposes of accounting for a Participant’s Deferred Compensation and earnings thereon.

“Administrator” means the shall mean the persons appointed by the Board to administer the Plan.

“AmSouth” means AmSouth Bancorporation until its merger with Regions. Any reference to AmSouth shall mean Regions with respect to any period of time after the Merger.

“AmSouth Stock” means shares of AmSouth Bancorporation common stock. All references to AmSouth Stock shall refer to Regions Stock after the Merger.

“Board” means Board of Directors of AmSouth until the merger, and after the Merger, means the Board of Directors of Regions.

“Change in Control” means an event that qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under § 409A.

“Director” means any director of AmSouth Bancorporation or its successors and assigns or any director designated pursuant to Section 1.1; provided, however, that the term shall not include any officer or employee thereof nor any advisory director by whatever name such advisory position may be known.

“Merger” (when capitalized) means the merger of Regions Financial Corporation and AmSouth Bancorporation.

“Participant” means a person who has Deferred Compensation in the Plan. A person shall cease to be a Participant when all Deferred Compensation and earnings thereon have been distributed to such person pursuant to the terms of the Plan.

“Plan” means this Deferred Compensation Plan as the same may be hereafter amended from time to time and shall, as to a specific Director, be deemed to include that person’s election form (provided for in Section 2.2 hereof), unless otherwise expressly provided to the contrary herein.

“Regions” means Regions Financial Corporation and its successors and assigns. Unless otherwise required by context, any reference to Regions before the Merger shall refer to AmSouth.

“Regions Stock” means shares of Regions Financial Corporation common stock. All references to Regions Stock shall refer to AmSouth Stock with respect to any period of time before the Merger.

“Specified Employee” shall mean a ‘specified employee’ as defined in § 409A and shall be determined in accordance with Regions’ general policy for determining specified employees under § 409A, as such policy may be amended from time to time.

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